EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:

06/08/2012	Investors:	Kathy Martin, 630-623-7833
	Media:	Lisa McComb, 630-623-3707

McDONALD’S GLOBAL COMPARABLE SALES RISE 3.3% IN MAY

OAK BROOK, IL – McDonald’s Corporation today announced global comparable sales growth of 3.3% in May. Performance by segment was as follows:

•	U.S. up 4.4%

•	Europe up 2.9%

•	Asia/Pacific, Middle East and Africa down 1.7%

“Our commitment to providing customers with menu variety, value and convenience delivered global comparable sales growth in May despite the increasingly challenging global economic environment,” said Chief Executive Officer Jim Skinner. “I am confident we will continue to deliver long-term sustainable growth as we remain focused on the opportunities that will enable Brand McDonald’s to further extend our relevance to the 68 million customers who we serve around the world every day.”

U.S. comparable sales rose 4.4% in May. Continuing demand for McDonald’s breakfast, including the launch of the seasonal Blueberry Banana Nut Oatmeal, coupled with new McCafé beverage favorites like the Cherry Berry Chiller along with everyday value and the ongoing popularity of core menu favorites drove results.

Europe posted a 2.9% increase in comparable sales for May driven by the U.K., Russia and France, partially offset by Germany. Premium menu options, everyday value offerings and the ongoing benefits of reimaging contributed to Europe’s May sales.

Asia/Pacific, Middle East and Africa (APMEA) reported a comparable sales decrease of 1.7% for May. Positive results in Australia were more than offset by negative results in Japan and, to a lesser extent, China. Ongoing emphasis on compelling daypart value platforms, locally-relevant menu variety and convenience enhancements continue to be key differentiators of the McDonald’s experience in APMEA.

Systemwide sales for the month increased 1.2%, or 5.6% in constant currencies.

As previously communicated, while McDonald’s continues to deliver positive global comparable sales growth, ongoing global economic volatility, austerity measures in Europe, and increased general and administrative expenses will significantly pressure second quarter results. In addition, at current exchange rates, foreign currency translation is estimated to negatively impact second quarter earnings per share by $0.07-$0.09.

Percent Increase/(Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended May 31,	2012	2011	Reported	Currency

McDonald’s Corporation	3.3	3.1	1.2	5.6
Major Segments:
U.S.	4.4	2.4	5.3	5.3
Europe	2.9	2.3	(4.2)	5.7
APMEA*	(1.7)	4.3	0.3	2.5

Year-To-Date May 31,

McDonald’s Corporation	5.6	4.4	5.7	7.9
Major Segments:
U.S.	6.8	3.1	7.6	7.6
Europe	4.2	5.2	0.7	7.0
APMEA*	3.1	4.1	8.5	7.4

* Asia/Pacific, Middle East and Africa

Definitions

•

Comparable sales represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•

The number of weekdays and weekend days can impact our reported comparable sales. In May 2012, this calendar shift/trading day adjustment consisted of one less Sunday and Monday, and one more Wednesday and Thursday compared with May 2011. The resulting adjustment varied by area of the world, ranging from approximately -1.5% to 0.9%. In addition, the timing of holidays can impact comparable sales.

•

Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

•

Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

Upcoming Communications

Pete Bensen, Chief Financial Officer, will speak at the Jefferies 2012 Global Consumer Conference at 9:00 a.m. (Eastern Time) in Nantucket on June 19, 2012. This discussion will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

McDonald’s tentatively plans to release second quarter results before the market opens on July 23, 2012 and will host an investor webcast. This webcast will be broadcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

McDonald’s is the world’s leading global foodservice retailer with more than 33,500 locations serving nearly 68 million customers in 119 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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